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                                                                      EXHIBIT 12

                  KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)



                                              Nine Months
                                                 Ended
                                             September 30,                        Year Ended December 31
                                             -----------------   ------------------------------------------------------------
                                             1998         1997      1997         1996         1995        1994         1993
                                             ----         ----   ------------------------------------------------------------
Consolidated Companies
  Income before income taxes (a) ........  $ 1,309.5  $ 1,406.5    $ 1,187.5    $ 2,002.3    $   104.4   $ 1,147.9    $   492.4
  Interest expense ......................      147.8      118.3        164.8        186.7        245.5       270.5        249.5
  Interest factor in rent expense .......       38.7       36.1         49.8         45.7         36.1        41.9         42.7
  Amortization of capitalized interest ..        7.0        6.8          9.0          8.6          9.7         9.2          8.1

Equity Affiliates
 Share of 50%-owned:
  Income before income taxes ............      34.5        43.1       51.2         49.3         40.6        48.0         35.0
  Interest expense ......................       6.4         5.4        7.1          9.5         18.5        15.3         13.7
  Interest factor in rent expense .......        .5          .5         .7           .7           .8          .7           .8
  Amortization of capitalized interest ..        .4          .5         .6           .7           .7          .6           .6
 Distributed income of less than
  50%-owned .............................      35.7        31.4       62.5         48.4         25.1        41.4         41.4
                                           ---------  ---------  ---------    ---------    ---------   ---------    ---------

Earnings ................................  $ 1,580.5  $ 1,648.6  $ 1,533.2    $ 2,351.9    $   481.4   $ 1,575.5    $   884.2
                                           =========  =========  =========    =========    =========   =========    =========

Consolidated Companies
  Interest expense ......................   $  147.8  $   118.3  $   164.8    $   186.7    $   245.5   $   270.5    $   249.5
  Capitalized interest ..................       10.1       15.1       17.0         13.9          8.8        20.6         28.4
  Interest factor in rent expense .......       38.7       36.1       49.8         45.7         36.1        41.9         42.7

Equity Affiliates
 Share of 50%-owned:
  Interest expense and capitalized
   interest .............................        6.5        5.4        7.5          9.5         18.9        15.4         13.8
  Interest factor in rent expense .......         .5         .5         .7           .7           .8          .7           .8
                                           ---------  ---------  ---------    ---------    ---------   ---------    ---------

Fixed charges ........................... $    203.6  $   175.4  $   239.8    $   256.5    $   310.1   $   349.1    $   335.2
                                          ==========  =========  =========    =========    =========   =========    =========

    Ratio of earnings to fixed charges(a)      7.76        9.40       6.39         9.17         1.55        4.51         2.64
                                          ==========  =========  =========    =========    =========   =========    =========


Note: The Corporation has provided Midwest Express Airlines, Inc., its former commercial airline subsidiary, with a five-year $20 million secondary revolving credit facility for use in the event Midwest Express does not have amounts available for borrowing under its revolving bank credit facility. No drawings have been made on these facilities. S.D. Warren Company was sold on December 20, 1994, and is reflected as a discontinued operation in the consolidated income statement. The Corporation is contingently liable as guarantor, or directly liable as the original obligor, for certain debt and lease obligations of S.D. Warren Company. The buyer provided the Corporation with a letter of credit from a major financial institution guaranteeing repayment of these obligations. No losses are expected from these arrangements and they have not been included in the computation of earnings to fixed charges.

(a) The ratio of earnings to fixed charges for the years ended December 31, 1997, 1995 and 1993 include restructuring charges of $701.2 million, $1,440.00 million and $378.9 million, respectively. Excluding these charges, the ratio was
9.32 in 1997, 6.20 in 1995 and 3.77 in 1993. The ratio at September 30, 1998 includes a pretax restructuring charge of $58.2 million and a pretax write-off of intangible and other assets of $95.6 million. Excluding these charges, the ratio was 8.52.